EXHIBIT 10

EXECUTION COPY

DEPOSIT AGREEMENT

This agreement (this “Agreement”), dated as of September 13, 2004, is by and between Metro-Goldwyn-Mayer Inc. (“MGM”) and Sony Corporation of America (“SCA”).

WHEREAS, on September 12, 2004, SCA provided MGM with a proposed Agreement and Plan of Merger (together with the changes agreed to by MGM and SCA on September 13, 2004, the “Proposed Merger Agreement”), by and between MGM and an entity (“Newco”) to be formed by SCA, Providence Equity Partners IV, L.P. (“Providence”), TPG Partners IV, L.P. (“TPG”) and DLJ Merchant Banking Partners III, L.P. (“DLJ”) and related documents;

NOW THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Capitalized terms used in this Agreement shall have the meaning provided in the Proposed Merger Agreement.

2. SCA hereby acknowledges and agrees that (a) it is prepared to enter into the Proposed Merger Agreement, subject only to “clean-up” changes, and (b) it shall negotiate with MGM in good faith to promptly enter into binding definitive documentation relating to the acquisition of MGM by Newco on the terms and conditions set forth in the Proposed Merger Agreement, subject only to “clean-up” changes.

3. MGM hereby acknowledges and agrees that, subject to receipt of the Unconditional Non-Refundable Deposit (defined below), (a) its management will recommend to the MGM Board of Directors that the Board of Directors approve and adopt the Proposed Merger Agreement, subject only to “clean-up” changes, and (b) it shall negotiate with SCA in good faith to promptly enter into binding definitive documentation relating to the acquisition of MGM by Newco on the terms and conditions set forth in the Proposed Merger Agreement, subject only to “clean-up” changes.

4. As a material inducement to the willingness of MGM to provide SCA, Providence, TPG and DLJ with the outstanding informational materials previously requested by SCA, Providence, TPG and DLJ, as well as access to MGM officers and employees and to negotiate in good faith with respect to the transaction contemplated by the Proposed Merger Agreement, SCA will remit $150,000,000 (the “Unconditional Non-Refundable Deposit”) in cash in immediately available funds to the following account no later than Noon, New York City time on Monday, September 13, 2004:

Bank Name: Bank of America

Bank Address: 1850 Gateway Blvd., Concord, California

ABA Number: 121000358

Account Name: Metro-Goldwyn-Mayer Inc.

Account Number: 12357-08075

5. As promptly as practicable following receipt of the Unconditional Non-Refundable Deposit, (a) MGM shall establish a separate account, which shall include only the Unconditional Non-Refundable Deposit, and interest thereon, and no other funds (the “Separate Account”) at Bank of America in the name of Metro-Goldwyn-Mayer Inc. and (b) MGM shall transfer the Unconditional Non-Refundable Deposit to the Separate Account from the account specified in Section 4 of this Agreement. No later than the first Business Day following receipt of the Unconditional Non-Refundable Deposit by MGM, the Chief Financial Officer of MGM shall certify in writing to SCA that such transfer has occurred. SCA shall be entitled to receive a statement, upon its reasonable request, of the amounts in the Separate Account.

6. MGM shall not withdraw the Unconditional Non-Refundable Deposit (or any portion thereof) from the Separate Account until the earlier of (a) 5:00 p.m. New York City time on September 27, 2004 (the “Deadline”), unless MGM has entered into a binding definitive agreement and plan of merger (a “Definitive Agreement”) with Newco providing for the payment of merger consideration of at least $12.00 per share to the holders of MGM common stock and (b) if MGM has entered into a Definitive Agreement with Newco, termination of such Definitive Agreement for any reason whatsoever.

7. MGM shall return the Unconditional Non-Refundable Deposit to SCA upon the earlier of (a) the Effective Time; (b) the occurrence of both of the following events: (i) MGM does not enter into a Definitive Agreement with Newco and (ii) within 270 days of the date of this Agreement, MGM enters into a binding agreement with a Third Party (other than the Principal Stockholders) providing for a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%); and (c) a court of competent jurisdiction shall have determined that a Company Material Adverse Effect has occurred. In the event MGM returns the Unconditional Non-Refundable Deposit to SCA pursuant to this Section 7, then it shall also return all interest and earnings thereon, which shall equal (a) the actual interest and earnings thereon for such period as the Unconditional Non-Refundable Deposit is held in the Separate Account and (b) deemed interest at a rate of 4% per annum for any period after the withdrawal of the Unconditional Non-Refundable Deposit from the Separate Account through the date prior to the return thereof to SCA.

8. If (a) MGM enters into a Definitive Agreement with Newco and (b) the Definitive Agreement is terminated pursuant to Section 8.1(d)(i)(A) thereof and (c) there shall be a final, binding judgment from a court of competent jurisdiction that MGM has willfully and materially breached the Definitive Agreement and all rights of appeal from such judgment or other avenues of review shall have been exhausted or lapsed, then the Unconditional Non-Refundable Deposit shall be deemed to constitute damages resulting from such willful and material breach.

9. Promptly following notice of receipt of the Unconditional Non-Refundable Deposit, MGM shall provide SCA, Providence, TPG and DLJ the outstanding informational materials previously requested by SCA, Providence, TPG and DLJ and shall make available to SCA, Providence, TPG and DLJ appropriate officers and employees of MGM who are able to address any follow-up questions.

10. SCA hereby acknowledges and agrees that MGM shall have no obligation whatsoever to return all or any portion of the Unconditional Non-Refundable Deposit to SCA or any other person or entity for any reason except as set forth in this Agreement.

11. SCA hereby agrees not to sue MGM to prevent the withdrawal of the Unconditional Non-Refundable Deposit in accordance with the terms hereof.

12. This Agreement may be executed in two (2) counterparts, each of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be brought solely in the Federal courts of the United States located in the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York; provided, further, that if (and only after) both the Federal courts of the United States located in the State of Delaware and the United States District Court for the Southern District of New York determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Chancery Court of the State of Delaware. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions provided for herein may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be properly served or delivered if delivered in the manner contemplated by Section 14. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions provided for herein.

14. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to SCA, to

Sony Corporation of America

550 Madison Avenue, 34th Floor

New York, New York 10022

Attention: Robert S. Wiesenthal

Telecopy: (212) 833-7752

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton A. Pierce, Esq.

                   Michael J. Aiello, Esq.

Telecopy: (212) 259-6333

(b)	if to MGM, to

Metro-Goldwyn-Mayer Inc.

10250 Constellation Boulevard

Los Angeles, California 90067

Attention: General Counsel

Telecopy: (310) 586-8193

with a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022-4802

Attention: Charles M. Nathan

Telecopy: (212) 751-4864

and

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, CA 90067

Attention: Janet S. McCloud

Telecopy: (310) 556-2920

15. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except upon the signing and delivery of a written agreement signed and delivered by both SCA and MGM which specifically refers to this Agreement.

16. All parties to the transactions contemplated by this Agreement acknowledge that neither Mr. Kirk Kerkorian, Tracinda Corporation nor 250 Rodeo, Inc., individually or collectively, is a party to this Agreement. Accordingly, each of the parties hereto agrees that in the event (i) that there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to this

Agreement or any such agreement, no party shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kirk Kerkorian, Tracinda Corporation nor 250 Rodeo, Inc. by reason of such alleged breach, default or claim.

17. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

18. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the forgoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

19. This Agreement shall terminate automatically in the event the Unconditional Non-Refundable Deposit is not remitted to the account specified in Section 4 at or before Noon, New York City time on Monday, September 13, 2004.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date First written above.

SONY CORPORATION OF AMERICA

By:
	Name:	Sir Howard Stringer
	Title:	Chairman and Chief Executive

METRO-GOLDWYN-MAYER INC.

By:	/s/ Christopher J. McGurk
	Name:	Christopher J. McGurk
	Title:	Vice Chairman and Chief Operating Officer